ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

bit 99.1Exhibit 99.1
Exhibit 99.1
NEWS RELEASE

Abraxas Announces Second Quarter 2017 Results

SAN ANTONIO (August 9, 2017) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three months ended June 30, 2017.

Financial and Operating Results for the Three Months Ended June 30, 2017
The three months ended June 30, 2017 resulted in:

•	Production of 471 MBoe (5,172 Boepd)

•	Revenue of $13.2 million

•	Net income of $7.2 million, or $0.04 per share

•	Adjusted net income(a) (excluding certain non-cash items) of $2.1 million, or $0.01 per share

•	EBITDA(a) of $8.1 million

•	Adjusted EBITDA per bank loan covenants of $8.8 million(a)

(a)	See reconciliation of non-GAAP financial measures below.

Net income for the three months ended June 30, 2017 was $7.2 million, or $0.04 per share, compared to a net loss of $46.9 million, or $0.40 per share, for the three months ended June 30, 2016.

Operational Update

Delaware Basin
In Ward County, Texas, the Caprito 98-201H and Caprito 98-301HR were successfully fracture stimulated and are currently flowing back at very encouraging rates. Abraxas is flowing both wells back using a more conservative choke management protocol after observing the practices of offsetting operators. The objective of this protocol is to enhance the performance and ultimate recovery from the well. To date the performance of these wells is exceeding that of the Company’s first Wolfcamp A2 completion in the Caprito 99-302H. Furthermore, the performance of the Company’s first Wolfcamp A1 test in the Caprito 98-201H is exceeding that of the two Wolfcamp A2 completions in the Caprito 98-301HR and Caprito 99-302H. Abraxas will furnish 30-day IP rates when they are available. Following the acquisition of additional working interests at Caprito (expected to close in August 2017), Abraxas estimates it will own a working interest of approximately 98% in the Caprito 98-201H and 98-301HR.

Abraxas successfully drilled and cased the Caprito 83-304H and Caprito 83-404H to total depths of 16,387 and 16,590 feet, respectively. The Caprito 83-304H is targeting the Wolfcamp A2 zone and the Caprito 83-404H is targeting the Wolfcamp B zone. Completion of these wells is scheduled for September 2017. Following the acquisition of additional working interests at Caprito (expected to close in August 2017), Abraxas estimates it will own a working interest of approximately 100% in the Caprito 83-304H and Caprito 83-404H.

Abraxas recently spud the Caprito 82-101H and Caprito 82-202H. The Caprito 82-101H is targeting the Third Bone Spring zone and the Caprito 82-202H is targeting the Wolfcamp A1 zone. Abraxas estimates it owns a working interest of approximately 62% and 100% in the Caprito 82-101H and Caprito 82-202H, respectively.

Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Stenehjem 6H and 8H wells targeting the Three Forks averaged 1,143 boepd (861 barrels of oil per day, 1,692 mcf of natural gas per day) (1) over their first 30 days of production. The Stenehjem 7H and 9H wells targeting the Middle Bakken averaged 1,148 boepd (854 barrels of oil per day, 1,761 mcf of natural gas per day) (1) over their first 30 days of production. Abraxas owns a working interest of approximately 75% in the Stenehjem 6H-9H.

The Yellowstone 2H-4H wells, in which Abraxas owns a 52% working interest, are now scheduled for an October 2017 completion.

Eagle Ford/Austin Chalk
In Atascosa County, Texas, the Shut Eye 1H, in which Abraxas owns a 100% working interest, is now scheduled for a September 2017 completion.

Delaware Basin Acquisition
Abraxas is on schedule to close the Company’s Delaware Basin acquisition announced July 13, 2017. After adjustments for title defects Abraxas will be exchanging $3.2 million in cash, 2.0 million shares of Abraxas Petroleum Common Stock, Abraxas’ Pecos County Ranch and ½ Abraxas’ owned minerals under the ranch for 918 net mineral acres (798 net mineral acres with Bone Spring and Wolfcamp rights) and 130 Boepd of production in Ward, Reeves, Winkler and Pecos Counties, Texas.

Second Quarter Production
Production for the second quarter of 2017 averaged approximately 5,172 Boepd (2,873 barrels of oil per day, 7,817 mcf of natural gas per day, 996 barrels of NGL per day). Production was adversely impacted by downtime in the Bakken associated with shutting in wells due to the Stenehjem 6H-9H completions and curtailed volumes in South Texas and the Permian Basin.

Guidance Update
Despite Abraxas’ adoption of a controlled flowback protocol on the recent Caprito completions, current production is averaging over 9,000 Boepd. As these two wells ramp up to expected levels, Abraxas expects to meet or exceed the Company’s originally forecasted 2017 exit rate of 9,500 Boepd in the coming weeks. Abraxas is adjusting the Company’s target exit rate to approximately 10,750 Boepd. Abraxas is adjusting guidance for 2017 to account for the Company’s current planned completion schedule and well performance.

Abraxas is also providing 2018 and 2019 production and Capital Expenditure guidance for the first time. The 2018 and 2019 guidance assumes a two-rig program, with one rig operating in the Bakken/Three Forks on the Company’s current development plan and a second rig operating on the Company’s Ward County assets. The 2018 and 2019 Capital Expenditure guidance provided below assumes current wells costs and working interests. The guidance assumes a one rig Wolfcamp program will result in the drilling and completion of eight to nine gross wells per year on the Company’s Ward County assets. Management expects increased drilling efficiencies to drive the ultimate number of wells drilled and completed per year higher. This guidance does not assume any additional acquisitions or divestitures or activity on any other assets.

The 2017, 2018 and 2019 capital expenditure budget is subject to change depending upon a number of factors, including the availability of drilling equipment and personnel, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the availability of sufficient capital resources for drilling prospects, the Company’s financial results, the availability of leases on reasonable terms and the ability of the Company to obtain permits for drilling locations.

	2017E		2018E	2019E
	Low	High
Production
Total (Boepd)	7,800	8,200	11,500	12,750
% Oil	61%		68%	69%
% NGL	16%		13%	11%
% Natural Gas	23%		19%	20%

CAPEX ($mm)	$120 (2)		$90	$90

Exit Rate (Boepd)	10,750

Comments
Bob Watson, President and CEO of Abraxas commented, “As expected, second quarter 2017 volumes dipped due to well shut-ins in the Bakken from offsetting completions. Unfortunately, we were also plagued by gas curtailments in South Texas and in the Permian, which negatively impacted the quarter. With the past now behind us, we expect to approach our anticipated year-end exit rate in the next few weeks. This bodes for a much stronger than anticipated second half 2017 production outlook as evidenced by our increased anticipated exit rate to 10,750 Boepd.”

“We are pleased to have uncovered a deep inventory of high rate of return wells on our Ward County assets. This alongside our always predictable Bakken/Three Forks development, gives us comfort to provide the street with a more detailed picture of what we forecast internally at Abraxas with just a two-rig drilling program and assuming current efficiencies. These projections obviously will put us in a position to maintain a strong balance sheet and remain acquisitive. Our focus remains on continuing to expand our Delaware position to meaningful scale on attractive terms as we have demonstrated to date.”

“Since January 2017, we added over 2,500 core Wolfcamp/Bone Spring acres in the Delaware Basin at a reasonable cost. We divested several non-core assets and will continue to streamline this portfolio heading forward. We also achieved our goal of building our production base to a critical mass by year end four months ahead of expectations. Most importantly, we accomplished all of this while maintaining a best in class balance sheet. I couldn’t be more proud of our team and we look forward to continuing to execute on our stated 2017 goals.”

(1)	The 30-day average rates represent the highest 30 days of production and do not include the impact of natural gas liquids and shrinkage at the processing plant and include flared gas.

(2)	Includes $110 million in cash and $10 million in shares and Abraxas’ Coyanosa Draw ranch used as consideration in August 2017 Ward County acquisition.

Conference Call
Abraxas Petroleum Corporation (NASDAQ:AXAS) will host its second quarter 2017 earnings conference call at 11 AM ET on August 9, 2017. To participate in the conference call, please dial 844.778.4143 and enter the passcode 54295695. Additionally, a live listen only webcast of the conference call can be accessed under the investor relations section of the Abraxas website at www.abraxaspetroleum.com. A replay of the conference call will be available through September 6, 2017 by dialing 855.859.2056 and entering the passcode 54295695 or can be accessed under the investor relations section of the Abraxas website.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin, Rocky Mountain, and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

FINANCIAL HIGHLIGHTS

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Financial Results:
Revenues	$13,152	$11,008	$31,954	$20,572
Net income (loss)	7,195	(46,937)	20,885	(87,817)
Net income (loss) per share – basic	0.04	(0.40)	0.13	(0.80)
Net income (loss) per share – diluted	0.04	(0.40)	0.13	(0.80)
Capital expenditures	29,496	4,079	40,453	5,666
EBITDA(a)	8,135	2,275	19,853	9,225
Adjusted net income (loss), excluding certain non-cash items(a)	2,124	(5,928)	7,054	(6,631)
Adjusted net income (loss), excluding certain non-cash items(a) , per share – basic	$0.01	$(0.05)	$0.04	$(0.06)
Adjusted net income (loss), excluding certain non-cash items(a), per share – diluted	$0.01	$(0.05)	$0.04	$(0.06)
Liquidity(a)	84,402	36,590	84,402	36,590
Weighted average shares outstanding – basic	162,357	116,120	158,259	110,415
Weighted average shares outstanding – diluted	163,805	116,120	159,942	110,415

Production from Continuing Operations:
Crude oil per day (Bblpd)	2,873	2,844	3,308	3,218
Natural gas per day (Mcfpd)	7,817	7,561	9,115	8,056
Natural gas liquids per day (Bblpd)	996	779	1,165	839
Crude oil equivalent per day (Boepd)	5,172	4,883	5,992	5,399
Crude oil equivalent (MBoe)	471	444	1,085	983

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$48.54	$34.53	$48.02	$39.72
Natural gas ($ per Mcf)	1.49	0.95	1.88	0.98
Natural gas liquids ($ per Bbl)	8.39	3.46	9.78	2.94
Crude oil equivalent ($ per Boe)	30.84	22.14	31.28	25.58

Expenses:
Lease operating ($ per Boe)	$7.27	$9.58	$6.95	$9.17
Production taxes (% of oil and gas revenue)	8.8%	11.2%	8.7%	11.7%
General and administrative, excluding stock-based compensation ($ per Boe)	$4.08	$4.31	$3.58	$3.90
Cash interest ($ per Boe)	0.83	2.28	0.72	2.16
Depreciation, depletion and amortization ($ per Boe)	9.38	12.76	9.02	11.76

(a)    See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	June 30, 2017	December 31, 2016

Cash	$652	$—
Working capital	(19,474)	(7,178)
Property and equipment – net	165,905	136,311
Total assets	187,137	161,648

Long-term debt	34,487	96,616
Stockholders’ equity	106,362	18,505
Common shares outstanding	163,850	135,094

Working capital per bank loan covenants (a)	(23,621)	(4,064)

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities in accordance with our bank loan covenants.

ABRAXAS PETROLEUM CORPORATION CONSOLIDATED
STATEMENTS OF OPERATIONS

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
Oil and gas production	$13,136	$11,004	$31,923	$20,545
Other	16	4	31	27
	13,152	11,008	31,954	20,572
Operating costs and expenses:
Lease operating	3,421	4,259	7,539	9,010
Production and ad valorem taxes	1,158	1,227	2,778	2,402
Rig expense	—	263	—	342
Depreciation, depletion, and amortization	4,415	5,669	9,789	11,561
Impairment	—	28,735	—	63,820
General and administrative (including stock-based compensation of $979, $835, $1,749, and $1,643 respectively)	2,898	2,753	5,635	5,478
	11,892	42,906	25,741	92,613
Operating income (loss)	1,260	(31,898)	6,213	(72,041)

Other (income) expense:
Interest income	(1)	(1)	(1)	(1)
Interest expense	501	1,152	1,008	2,390
Amortization of deferred financing fees	117	448	254	612
(Gain) loss on derivative contracts	(6,450)	13,440	(15,831)	12,775
(Gain) on sale of non-oil and gas assets	(102)	—	(102)	—
	(5,935)	15,039	(14,672)	15,776
Income (loss) before income tax	7,195	(46,937)	20,885	(87,817)
Income tax benefit	—	—	—	—
Net income (loss)	$7,195	$(46,937)	$20,885	$(87,817)

Net income (loss) per common share - basic	$0.04	$(0.40)	$0.13	$(0.80)

Net income (loss) per common share - diluted	$0.04	$(0.40)	$0.13	$(0.80)

Weighted average shares outstanding:
Basic	162,357	116,120	158,259	110,415
Diluted	163,805	116,120	159,942	110,415

ABRAXAS PETROLEUM CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP") in the United States of America, EBITDA is an appropriate measure of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. EBITDA is a non-GAAP financial measure as defined under SEC rules. EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. EBITDA excludes some, but not all items that affect net income and may vary among companies. The EBITDA presented below may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) plus interest expense, deferred income taxes, depreciation, depletion and amortization expenses, impairments, unrealized gains and losses on derivative contracts, and stock-based compensation. The following table provides a reconciliation of EBITDA to net income (loss) for the periods presented.

We have also disclosed Adjusted EBITDA per bank loan covenants. Adjusted EBITDA per bank loan covenants is a non-GAAP financial measure as defined under SEC rules. Our management believes that information regarding Adjusted EBITDA per bank loan covenants is material to an understanding of our financial condition and liquidity. Adjusted EBITDA per bank loan covenants should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA per bank loan covenants presented below may not be comparable to similarly titled measures of other companies.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$7,195	$(46,937)	$20,885	$(87,817)
Net interest expense	500	1,151	1,007	2,389
Depreciation, depletion and amortization	4,415	5,669	9,789	11,561
Amortization of deferred financing fees	117	448	254	612
Impairment	—	28,735	—	63,820
Stock-based compensation	979	835	1,749	1,643
Unrealized (gain) loss on derivative contracts	(5,071)	12,374	(13,831)	17,017
EBITDA	$8,135	$2,275	$19,853	$9,225

EBITDA	$8,135	$2,275	$19,853	$9,225
Realized loss on derivative monetization	—	(100)	—	349
Monetized derivative contracts	—	10,010	—	14,370
Expenses related to equity offering/loan amendments	703	1,666	4,493	1,666
Adjusted EBITDA per bank loan covenants	$8,838	$13,851	$24,346	$25,610

This release also includes a discussion of “adjusted net loss, excluding certain non-cash items,” which is also a non-GAAP financial measure as defined under SEC rules. The following table provides a reconciliation of adjusted net income (loss), excluding ceiling test impairment and unrealized changes in derivative contracts. Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items. The calculation of adjusted net income (loss), excluding certain non cash items presented below may not be comparable to similarly titled measures of other companies.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically from period to period. As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815: Derivatives and Hedging as amended and interpreted, which requires Abraxas to record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation. For example, NYMEX oil prices on June 30, 2016 were $48.33 per barrel compared to $46.04 on June 30, 2017; therefore, the mark-to-market valuation changed considerably from period to period.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$7,195	$(46,937)	$20,885	$(87,817)
Impairment	—	28,735	—	63,820
Unrealized (gain) loss on derivative contracts	(5,071)	12,374	(13,831)	17,017
Realized loss on derivative monetization	—	(100)	—	349
Adjusted net income (loss), excluding certain non-cash items	$2,124	$(5,928)	$7,054	$(6,631)
Net income (loss) per share – basic	$0.04	$(0.40)	$0.13	$(0.80)
Net income (loss) per share – diluted	$0.04	$(0.40)	$0.13	$(0.80)
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$0.01	$(0.05)	$0.04	$(0.06)
Adjusted net income (loss), excluding certain non-cash items, per share – diluted	$0.01	$(0.05)	$0.04	$(0.06)

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company's ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company's financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

(In thousands)	June 30, 2017	June 30, 2016

Borrowing base	$115,000	$130,000
Cash and cash equivalents	652	1,840
Revolving credit facility - outstanding borrowings	(31,000)	(95,000)
Outstanding letters of credit	(250)	(250)
Liquidity	$84,402	$36,590